UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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NETWORK ENGINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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February 6, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Network Engines, Inc., which will be held at the Marriott Hotel, 2345 Commonwealth Avenue, Newton, MA 02466 on Wednesday, March 12, 2003 at 10:00 A.M., local time.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter. The Company’s Annual Report to Stockholders is also enclosed for your information.

All stockholders are invited to attend the Annual Meeting. To ensure your representation at the Annual Meeting, however, you are urged to vote by proxy by completing, dating, signing and returning the enclosed proxy. A postage-prepaid envelope is enclosed for that purpose.

Your shares cannot be voted unless you date, sign, and return the enclosed proxy, or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

Very truly yours,
John H. Curtis
President and
Chief Executive Officer

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Network Engines, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, March 12, 2003 at 10:00 A.M, local time, at the Marriott Hotel, 2345 Commonwealth Avenue, Newton, MA 02466. The purpose of the Meeting shall be to consider and act upon the following matters:

1.	To elect three Class III directors to hold office for a three-year term and until each of his successors has been duly elected and qualified;

2.	To ratify the appointment of the firm of PricewaterhouseCoopers LLP, as independent accountants for the Company for the fiscal year ending September 30, 2003; and

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on January 17, 2003 as the record date for the determination of stockholders entitled to receive notice of and vote at the Meeting and any adjournment thereof. The stock transfer books of the Company will remain open for the purchase and sale of the Company’s common stock.

We hope that all stockholders will be able to attend the Meeting in person. In order to ensure that a quorum is present at the Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Meeting. A postage-prepaid envelope, addressed to EquiServe, L.P., the Company’s transfer agent and registrar, has been enclosed for your convenience. If you attend the Meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

All stockholders of the Company are cordially invited to attend the Meeting.

By Order of the Board of Directors

Douglas G. Bryant
Secretary

Canton, Massachusetts
February 6, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

PROXY STATEMENT

FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 12, 2003

The enclosed proxy is solicited by the Board of Directors of NETWORK ENGINES, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Wednesday March 12, 2003 at 10:00 A.M., local time, at the Marriott Hotel, 2345 Commonwealth Avenue, Newton, MA 02466, and any adjournments thereof.

All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. If a stockholder does not intend to attend the Meeting, any written proxy must be returned for receipt by the Company not later than the close of business on March 11, 2003.

The Company’s Annual Report to Stockholders for the fiscal year ended September 30, 2002 (“Fiscal 2002”), the Notice of Annual Meeting of Stockholders, this Proxy Statement and the accompanying proxy materials will be mailed to stockholders on or about February 6, 2003.

Voting Securities and Votes Required

Stockholders of record at the close of business on January 17, 2003 will be entitled to notice of and to vote at the Meeting and at any adjournment or adjournments thereof. On that date, 33,995,512 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), were outstanding.

Each share of Common Stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Meeting. The representation in person or by proxy of at least a majority of the shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Directors are elected by a plurality of votes cast by stockholders entitled to vote at the Meeting. All other matters being submitted to stockholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and voting on the matter. The Company has no other securities entitled to vote at the Meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be entitled to vote with respect to a particular matter, will not be counted as votes cast or shares voting on such matter and will have no effect on the voting on such matter.

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the Meeting and vote in person. Any stockholder voting by proxy has the right to revoke it at any time before it is exercised by giving written notice to the Secretary of the Company prior to the Meeting, or by giving to the Secretary of the Company a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the Meeting and voting in person. The shares represented by all properly executed proxies received in time for the Meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of the election as director of the persons named in this Proxy Statement and in favor of all other items set forth herein.

A copy of the Company’s Annual Report on Form 10-K for Fiscal 2002 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to the Investor Relations Department of the Company, Network Engines, Inc., 25 Dan Road, Canton, Massachusetts 02021-2817, telephone: (781) 332-1000.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 17, 2003, information concerning beneficial ownership of the Company’s Common Stock by the following:

•	each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock;

•	each director of the Company;

•	each of the Named Executive Officers (as defined below under the heading “Executive Compensation”) of the Company; and

•	all of the Company’s Named Executive Officers and directors as a group.

The number of shares beneficially owned by each 5% stockholder, director or Named Executive Officer is determined under rules of the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty (60) days of January 17, 2003 through the exercise of any stock option, warrant or other right. Unless otherwise indicated, to the Company’s knowledge, each person or entity has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding (16)
Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P. and Ascent Venture Partners III, L.P. (affiliated entities) (1)	6,163,227	17.7%
255 State Street Boston, Massachusetts, 02109

HarbourVest Partners VI—Direct Fund, L.P.	5,890,926	17.3
c/o HarbourVest Partners, LLC One Financial Center, 44th Floor Boston, Massachusetts 02111

MD Co. (2)	2,719,045	7.9
125 Cambridge Park Drive Cambridge, Massachusetts 02140

Canaan Equity Partners II, LLC (3)	1,773,049	5.2
105 Rowayton Avenue Rowayton, Connecticut 06853

Directors and Executive Officers

John H. Curtis (4)	550,876	1.6
Douglas G. Bryant (5)	215,420	*
Michael D. Riley (6)	—	*
James D. Murray (7)	80,625	*
Timothy J. Dalton (8)	104,241	*
Lawrence A. Genovesi (9)	1,660,715	4.8
Dennis A. Kirshy (10)	369,837	1.1
Frank M. Polestra (11)	6,361,921	18.7
John A. Blaeser (12)	217,500	*
Robert M. Wadsworth (13)	5,933,426	17.4
Fontaine K. Richardson (14)	—	*
All directors and Named Executive Officers as a group (11 persons) (15)	15,494,561	42.9%

* Represents less than 1% of the outstanding common stock.
(1)
Includes 888,743 shares owned by Ascent Venture Partners, L.P., 3,662,756 shares owned by Ascent Venture Partners II, L.P., 709,220 shares owned by Ascent Venture Partners III, L.P., 633 shares owned by Ascent Management SBIC Corporation, 180,375 shares underlying warrants exercisable within 60 days of January 17, 2003 owned by Ascent Venture Partners, L.P. and 721,500 shares underlying warrants exercisable within 60 days of January 17, 2003 owned by Ascent Venture Partners II, L.P.

(2)	Includes 546,428 shares underlying warrants exercisable within 60 days of January 17, 2003.
(3)	Includes 1,161,350 shares owned by Canaan Equity II L.P., 92,197 shares owned by Canaan Equity II Entrepeneurs LLC and 519,502 shares owned by Canaan Equity II L.P. (QP).
(4)	Includes 536,168 shares underlying options exercisable within 60 days of January 17, 2003.
(5)	Includes 215,420 shares underlying options exercisable within 60 days of January 17, 2003.
(6)
Mr. Riley’s employment with the Company commenced in July 2002. As a result, Mr. Riley’s total annual salary and bonus for Fiscal 2002 did not meet the $100,000 threshold specified by the SEC definition of “Named Executive Officers.” Nevertheless, he has been included as a Named Executive Officer because he currently serves as an executive officer, he received a substantial grant of stock options in Fiscal 2002 and his Fiscal 2003 salary is expected to exceed $100,000.

(7)	Mr. Murray’s employment with the Company terminated in July 2002.
(8)	Mr. Dalton’s employment with the Company terminated in July 2002.
(9)	Includes 319,687 shares underlying options exercisable within 60 days of January 17, 2003.
(10)
Includes 30,000 shares underlying options exercisable within 60 days of January 17, 2003 and 8,500 shares owned by Mr. Kirshy’s son, Wade G. Kirshy. Mr. Kirshy disclaims beneficial ownership of all shares owned by Wade G. Kirshy.

(11)
Includes 888,743 shares owned by Ascent Venture Partners, L.P., 3,662,756 shares owned by Ascent Venture Partners II, L.P., 709,220 shares owned by Ascent Venture Partners III, L.P., 633 shares owned by Ascent Management SBIC Corporation, 180,375 shares underlying warrants exercisable within 60 days of January 17, 2003 owned by Ascent Venture Partners, L.P. and 721,500 shares underlying warrants exercisable within 60 days of January 17, 2003 owned by Ascent Venture Partners II, L.P. Mr. Polestra may be deemed to have or share voting or investment power with respect to these shares. Mr. Polestra is a Managing Member or General Partner of each of the entities that are general partners of Ascent Venture Partners, L.P. and Ascent Venture Partners II, L.P. Mr. Polestra disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. Also includes 41,017 shares owned by Le Serre and 42,500 shares underlying options exercisable within 60 days of January 17, 2003.

(12)	Includes 30,000 shares underlying options exercisable within 60 days of January 17, 2003.
(13)
Includes 5,890,926 shares owned by HarbourVest Partners VI-Direct Fund, L.P. Mr. Wadsworth may be deemed to have or share voting or investment power with respect to these shares. He is a Managing Director of HarbourVest Partners, LLC, which controls HarbourVest Partners VI-Direct Fund, L.P. Mr. Wadsworth disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. Also includes 42,500 shares underlying options exercisable within 60 days of January 17, 2003.

(14)	Mr. Richardson joined the Company’s Board of Directors in October 2002.
(15)	Includes 1,216,275 shares underlying options exercisable within 60 days of January 17, 2003.
(16)
In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, the percentage of common stock outstanding is calculated by dividing the sum of the total number of common shares owned by the individual or entity as of January 17, 2003 and the total number of shares that could be acquired by the individual or entity within 60 days of January 17, 2003 by the sum of the total number of common shares outstanding as of January 17, 2003 and the total number of shares that each respective individual or entity could acquire within 60 days of January 17, 2003.

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of seven persons, divided into three classes serving staggered terms of three years. Currently there are three directors in Class III (whose terms expire at this Annual Meeting), two directors in Class I (whose terms expire at the Annual Meeting of Stockholders in 2004) and two directors in Class II (whose terms expire at the Annual Meeting of Stockholders in 2005). The nominees for election as Class III directors are Messrs. Blaeser, Genovesi and Wadsworth. Each Class III director will hold office until the Annual Meeting of Stockholders in 2006 or until his or her successor has been duly elected and qualified.

The persons named in the enclosed proxy will vote for the election of the nominees for Class III director unless the proxy is marked otherwise or unless any particular nominee is unable or unwilling to serve. In the event that a nominee for Class III director becomes unavailable or declines to serve as a director at the time of the Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unavailable to serve.

Set forth below is the name of each member of the Board of Directors (including the nominees for election as a Class III director), and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of January 17, 2003, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Board Recommendation

The Company’s Board of Directors believes that approval of the election of the nominees for Class III director is in the best interests of the Company and its stockholders and therefore it recommends a vote FOR this proposal.

Nominees For Term Expiring in 2006 (Class III Directors)

John A. Blaeser, Age 61, became a Director in 1999.

John A. Blaeser has been a director of the Company since October 1999. Since January 1996, Mr. Blaeser has served as President, Chief Executive Officer and Chairman of the Board of Concord Communications Inc., a maker of e-business management solutions. Mr. Blaeser served as Managing General Partner of EG&G Venture Partners from January 1990 to December 1995.

Lawrence A. Genovesi, Age 44, became a Director in 1989.

Lawrence A. Genovesi is a founder of the Company and has served as a director since October 1989. Mr. Genovesi is currently, and has been since 2001, President of Ammasso, Inc. a company in the communications and networking field. Mr. Genovesi was, from 1989 until 2001, President, Chief Executive Officer and Chief Technology Officer of the Company. Mr. Genovesi also founded and served as Chief Executive Officer of New England Interconnection Devices, Inc., a contract manufacturer, from May 1985 to July 1988. From October 1982 to January 1983, Mr. Genovesi served as Vice President of Engineering for Microsystems International, Inc., a computer manufacturer. From June 1981 to December 1982, Mr. Genovesi served as Director of Engineering for CPU Systems, Corp., a computer manufacturer and reseller.

Robert M. Wadsworth, Age 41, became a Director in 1999.

Robert M. Wadsworth has served as a director of the Company since December 1999. He has been a Managing Director of HarbourVest Partners, LLC, a global private equity firm investing in Internet and information technology companies on a worldwide basis, since January 1997. HarbourVest Partners is an affiliate of the Company (see “Security Ownership of Certain Beneficial Owners and Management”). Mr. Wadsworth was also a General Partner of Hancock Venture Partners, the predecessor organization to HarbourVest, since December 1988. Mr. Wadsworth is a member of the board of directors of several domestic and international private companies, as well as the following public companies: Concord Communications, Inc., ePresence (formerly Banyan Systems, Inc.), Switchboard, Inc., and Trintech Group PLC.

Directors Whose Terms Expire In 2004 (Class I Directors)

John H. Curtis, Age 60, became a Director in 2001.

John H. Curtis joined the Company in March 2001 as President and CEO. Mr. Curtis has served as a director of the Company since March 2001. Prior to joining the Company, he was Vice President of Worldwide Sales of Artel, Inc from September 1996 to March 2001. Prior to Artel, Mr. Curtis served as Senior Vice President of Worldwide Operations at Banyan Systems, Inc. from July 1995 to May 1996 and was Vice President of Worldwide Sales at Intellution Inc. from September 1992 to May 1995. From 1980 to 1992, Mr. Curtis held several senior-level management positions at Stratus Computer, Inc., including Chief Operating Officer, Vice President of Finance and Vice President of International Sales.

Dennis A. Kirshy, Age 60, became a Director in 1997.

Dennis A. Kirshy has served as a director of the Company since July 1997. Mr. Kirshy is a private investor and has advised and invested in small technology companies in the networking, internetworking and computer industries since February 1993. Mr. Kirshy is Chairman of the Board of Seranoa Networks, Inc. and is also a director of several privately-held companies in the networking and computer peripherals arena.

Directors Whose Terms Expire In 2005 (Class II Directors)

Frank M. Polestra, Age 77, became a Director in 1997.

Frank M. Polestra has served as a director of the Company since May 1997. Mr. Polestra has been Managing Director of Ascent Venture Management, Inc., a manager of venture funds and investor in early-stage companies in the northeastern United States, since March 1999. Mr. Polestra is a Managing Member or General Partner of each of the entities that are general partners of Ascent Venture Partners, L.P., Ascent Venture Partners II, L.P. and Ascent Venture Partners III, L.P. Each of the Ascent entities is an affiliate of the Company (see “Security Ownership of Certain Beneficial Owners and Management”). Mr. Polestra is also a partner of Le Serre. Prior to his position with Ascent Venture Management, Mr. Polestra was President, Director and General Partner of Pioneer Capital Corporation, a venture capital management firm, from 1981 to 1999. Mr. Polestra is a director of Embarcadero Technologies, Inc.

Fontaine Richardson, Age 61, became a Director in 2002.

Fontaine K. Richardson has served as a director of the Company since October 2002. Mr. Richardson is a consultant and private investor. From 1983 to 2000, Mr. Richardson was a General Partner of Eastech Management Company, a venture capital management company. Mr. Richardson also co-founded Applicon, Inc. and serves on the board of directors of Mentor Graphics Corporation and ePrescence, Inc., two publicly held companies.

Other Executive Officers Of The Company

Douglas G. Bryant, Age 45, became an Executive Officer in 1997.

Douglas G. Bryant has served as Secretary and Vice President of Administration since March 2000, Treasurer since January 1998 and Chief Financial Officer since September 1997. Prior to joining the Company, Mr. Bryant served as Chief Financial Officer of CrossComm Corporation, a manufacturer of internetworking products, including routers and switches, from July 1996 to June 1997, and as Corporate Controller from September 1989 to June 1996.

J. Donald Oldham, Age 60, became an Executive Officer in 2002.

J. Donald Oldham joined the Company in October 2002 as Vice President of Sales. Prior to joining the Company, Mr. Oldham was Vice President of Sales and Program Management at Manufacturers Services, Inc., a full-service global electronic manufacturing services and supply-chain company. From 1985 to 1998, Mr. Oldham held multiple senior management positions with Stratus Computer, including Senior Vice President of Worldwide Sales from 1994 to 1998. Mr. Oldham held a variety of sales management positions at IBM, from 1969 to 1985.

Michael D. Riley, Age 38, became an Executive Officer in 2002.

Michael D. Riley joined the Company in July 2002 as Vice President of Marketing. Prior to joining the Company, Mr. Riley was the Chief Marketing Officer at Sonexis, Inc., a provider of collaboration solutions. Prior to Sonexis, Mr. Riley held a variety of senior management positions with Artel Video Systems from 1998 to 2001, including Senior Vice President of Marketing and Worldwide Sales and Vice President of Marketing. Prior to Artel, Mr. Riley held senior sales and marketing positions at Premisys Communications from 1994 to 1997 and Newbridge Networks Corporation from 1988 to 1993.

Board Committees and Committee Meetings

The Board of Directors met ten times during Fiscal 2002 and acted by written consent once. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and the committee(s) on which he served during Fiscal 2002. The Board of Directors has established a compensation committee (“Compensation Committee”), an audit committee (“Audit Committee”), a special committee to oversee the shareholder class action lawsuit filed against the Company in connection with the Company’s initial public offering (“IPO Special Committee”) and a special committee for the purpose of discussing the Company’s acquisition of TidalWire Inc. (“Merger Special Committee”). The Board does not have a nominating committee. The Compensation Committee, which consists of Messrs. Genovesi, Kirshy and Wadsworth, reviews executive salaries, administers any bonus, incentive compensation and stock option plans, and approves the salaries and other benefits of the Company’s executive officers. In addition, the Compensation Committee consults with Company management regarding retirement and other benefit plans and the Company’s compensation policies and practices. The Compensation Committee acted by written consent nine times during Fiscal 2002.

Prior to the formation of the Compensation Committee, the Board of Directors as a whole made decisions concerning the compensation of executive officers. Mr. Genovesi, then an executive officer, was a member of the Company’s Board of Directors when it performed the functions generally performed by a compensation committee including determining the compensation of executive officers. However, Mr. Genovesi did not participate in any discussions regarding his own compensation.

The Audit Committee consists of Messrs. Blaeser, Richardson and Polestra, each of whom is “independent,” as defined by the applicable listing standards of the National Association of Securities Dealers. The Audit Committee (i) recommends the selection of the Company’s independent auditors; (ii) reviews the effectiveness of the Company’s accounting policies and practices, financial reporting and internal controls; (iii) reviews any transactions that involve a potential conflict of interest; (iv) reviews the scope of independent audit coverage and the fees charged by the independent accountants; and (v) reviews the independence of such accountants from the Company’s management. The Audit Committee also reviews other matters with respect to its accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee met four times during Fiscal 2002. On March 16, 2000, the Board of Directors adopted a written charter for the Audit Committee.

In May 2002, the Board formed the Merger Special Committee as a result of the potential conflict of interest posed by Ascent Venture Partners and HarbourVest Partners having partners on the board of directors of the Company (Frank M. Polestra and Robert M. Wadsworth, respectively) and TidalWire (C. Walter Dick and Robert M. Wadsworth, respectively) and each having significant shareholdings in both companies. The purpose of the Merger Special Committee was to oversee the possible acquisition of TidalWire. The Merger Special Committee was comprised of Messrs. Blaeser, Genovesi and Kirshy. Mr. Richardson joined the Merger Special Committee upon his election to the Board in October 2002. The Merger Special Committee met six times in Fiscal 2002 and its work concluded in Fiscal 2003 upon the closing of the merger with TidalWire.

In October 2002, the Board formed the IPO Special Committee to oversee the defense of the shareholder class action lawsuit filed against the Company, captioned In re Network Engines, Inc. Initial Public Offering Securities Litigation, 01 Civ. 10894 (SAS). The suit alleges that the Company (and the other named defendants) violated certain federal securities laws in connection with the Company’s initial public offering in July 2000. The IPO Special Committee is comprised of Mr. Curtis and Mr. Richardson, neither of whom were directors, or otherwise associated with the Company at the time of its initial public offering. The IPO Special Committee did not meet in Fiscal 2002, as it was not formed until Fiscal 2003.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2002, the members of the Compensation Committee were Messrs. Genovesi, Kirshy and Wadsworth. The issuance of options to such members of the Compensation Committee is discussed under the heading “Compensation of Directors” below.

Compensation of Directors

The Company reimburses directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. The Company also grants stock options to its non-employee directors pursuant to the Company’s Director Stock Option Plan. The plan provides that any non-employee director first elected to the Board after the date that the plan was adopted will receive a stock option award of 50,000 shares. All current non-employee directors, with the exception of Mr. Richardson, were elected to the Board prior to the adoption of the plan. The Plan further provides that each year, as of the Annual Meeting of Stockholders, each director shall receive a stock option award of 15,000 shares. The first of such annual grants took place as of the Fiscal Year 2000 Annual Meeting, on March 15, 2001.

In addition, commencing in Fiscal Year 2003 directors are compensated $1,000 per Board meeting and $500 per Audit or Compensation Committee meeting.

Executive Compensation

Summary Compensation

The following table sets forth information concerning the annual and long-term compensation in each of the last three fiscal years for each of the Named Executive Officers of the Company, comprised of (i) the Chief Executive Officer, (ii) the executive officer of the Company whose total annual salary and bonus for Fiscal 2002 exceeded $100,000 and who was employed with the Company as of September 30, 2002, (iii) an executive officer of the Company who was employed with the Company as of September 30, 2002, and, although his total salary and compensation did not exceed $100,000 for Fiscal 2002, is included for the reasons stated in Note 2 below, and (iv) two former executive officers of the Company who would have otherwise qualified under (ii) above, if such officers had continued to be employed by the Company as executive officers as of September 30, 2002 (collectively, the “Named Executive Officers”).

	Year	Annual Compensation				Long-Term Compensation Awards
						Number of Securities Underlying Options/SARs
Name and Principal Position		Salary($)		Bonus($) (9)
John H. Curtis (1)	2002	$200,000		$97,771		—
President and Chief Executive Officer, Director	2001 2000	100,000 —		— —		1,225,526 —

Douglas G. Bryant	2002	154,000		89,283		50,000
Vice President of Administration, Chief Financial Officer, Treasurer and Secretary	2001 2000	151,846 130,962		16,875 16,875		50,000 100,000

Michael D. Riley (2)	2002	32,692		—		300,000
Vice President of Marketing	2001 2000	— —		— —		— —

James D. Murray (3)	2002	205,977	(5)	92,704	(6)	20,000
Vice President of Sales and Marketing	2001 2000	111,538 95,000		87,930 55,020	(7) (7)	150,000 46,250

Timothy J. Dalton (4)	2002	180,231	(8)	88,142		—
Vice President of Manufacturing	2001 2000	141,500 127,308		16,250 16,250		50,000 77,500

(1)	Mr. Curtis commenced his employment with the Company in March 2001.
(2)
Mr. Riley commenced employment with the Company in July 2002. As a result, Mr. Riley’s total annual salary and bonus for Fiscal 2002 did not meet the $100,000 threshold specified by the SEC definition of “Named Executive Officers.” Nevertheless, he has been included as a Named Executive Officer because he currently serves as an executive officer, he received a substantial grant of stock options in Fiscal 2002 and his Fiscal 2003 salary is expected to exceed $100,000.

(3)	Mr. Murray’s employment with the Company terminated in July 2002.
(4)	Mr. Dalton’s employment with the Company terminated in July 2002.
(5)	Includes $75,000 of severance payments.
(6)	Includes $88,559 of commissions paid.

(7)	Consists of commissions paid.
(8)	Includes $71,000 of severance payments.
(9)
Other compensation in the form of perquisites and other personal benefits has been omitted because these perquisites and other personal benefits contributed less than $50,000 or 10% of the total salary and bonus for each Named Executive Officer for that year.

Option Grants During Last Fiscal Year

The following table sets forth information concerning individual stock option grants made to each of the Named Executive Officers during Fiscal 2002:

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (5)
	Number of Securities Underlying Options/SARs Granted		Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price Per Share (4)	Expiration Date
						5%	10%
John H. Curtis	—	(1)	—	$—

Douglas G. Bryant	50,000	(2)	5.3%	$1.05	4/22/2012	$33,017	$83,671

Michael D. Riley	300,000	(3)	32.1%	$1.06	7/8/2012	$199,988	$506,810

James D. Murray	20,000	(2)	2.1%	$0.98	2/14/2012	$12,326	$31,237

Timothy J. Dalton	—	(1)	—	$—

(1)	Mr. Curtis and Mr. Dalton did not receive any stock compensation awards during Fiscal 2002.
(2)	Options vest over four years in equal quarterly installments.
(3)	Options vest over four years with 25% of options vesting one year from date of grant and 6.25% of options vesting quarterly thereafter.
(4)	Options were granted at an exercise price equal to the last reported sale price of the Company’s common stock, as reported on The NASDAQ National Market on the date of grant.
(5)
The potential realizable value is calculated based on the term of the stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent the Company’s prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the stock option and that the stock option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Options Exercised During Fiscal Year 2002

The following table sets forth information concerning options to purchase the Company’s Common Stock exercised by the Named Executive Officers during the fiscal year ended September 30, 2002 and the number of securities underlying unexercised options that were held by each of the Named Executive Officers as of September 30, 2002.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 2002		Value of Unexercised In-The-Money Options at September 30, 2002 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John H. Curtis	—	$—	459,572	765,954	$74,844	$124,741
Douglas G. Bryant	48,035	$46,011	159,189	137,482	$67,086	$21,329
Michael D. Riley	—	$—	—	300,000	$—	$—
James D. Murray	—	$—	88,516	—	$29,350	$—
Timothy J. Dalton	10,322	$9,968	157,336	—	$74,267	$—

(1)	Based on the closing sale price of the Company’s Common Stock on September 30, 2002 ($0.96), as reported by the NASDAQ National Market, less the option exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the Company. Based on the Company’s review of copies of such forms, each officer, director and 10% holder complied with his obligations in a timely fashion with respect to transactions in securities of the Company during the fiscal year ended September 30, 2002.

Equity Compensation Plans

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of September 30, 2002:

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)(4)
Equity compensation plans approved by security holders	4,046,422	$1.79	8,827,760	(3)
Equity compensation plans not approved by security holders	—	—	—

Total	4,046,422	$1.79	8,827,760	(3)

(1)
This table excludes an aggregate of 1,035,033 shares of the Company’s Common Stock issuable upon exercise of outstanding options assumed by the Company in connection with its acquisition of TidalWire Inc.

(2)
In addition to being available for future issuance upon exercise of options that may be granted after September 30, 2002, 5,705,813 shares under the Company’s 1999 Stock Incentive Plan may instead be issued in the form of restricted stock, unrestricted stock, stock appreciation rights or other equity-based awards, and 315,000 shares under the Company’s 2000 Director Stock Option Plan may instead be issued in the form of restricted stock.

(3)
Includes 5,705,813 shares of the Company’s Common Stock issuable under the Company’s 1999 Stock Incentive Plan, 2,806,947 shares of the Company’s Common Stock issuable under the Company’s 2000 Employee Stock Purchase Plan and 315,000 shares of the Company’s Common Stock issuable under the Company’s 2000 Director Stock Option Plan.

(4)
On October 1 of each year through and including October 1, 2008, the number of shares of the Company’s Common Stock available for issuance under the Company’s 1999 Stock Incentive Plan will be automatically increased by the lesser of (a) 4,000,000 shares, (b) 5% of the Company’s outstanding stock on such date or (c) an amount determined by the Board. The aggregate number of shares of the Company’s Common Stock issued during the life of the Company’s 1999 Stock Incentive Plan, however, may not exceed 20,047,902. As of September 30, 2002, the aggregate number of shares issued and to be issued upon exercise of outstanding grants and available for future issuance pursuant to the Company’s 1999 Stock Incentive Plan was 9,567,048. As a result, the number of shares available for future issuance under the Company’s 1999 Stock Incentive Plan may be increased by 10,480,854 shares in accordance with the formula described above. On October 1, 2002, the number of shares available for future issuance under the Company’s 1999 Stock Incentive Plan was increased by 1,539,037 shares (this increase is not reflected in the table which is as of September 30, 2002).

Report of the Compensation Committee

General.    The Compensation Committee of the Company’s Board of Directors establishes compensation policies with respect to the Company’s executive officers. The Company’s executive compensation programs are intended to attract, retain and reward executive officers who contribute to the long-term success of the Company and enhance stockholder value. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants. In future years, the Compensation Committee will gauge the success of the compensation program in achieving its objectives and will consider the Company’s overall performance objectives. This report is submitted by the Compensation Committee and addresses the compensation policies for Fiscal 2002 as they affected Mr. Curtis in his capacity as President and Chief Executive Officer of the Company and the Company’s executive officers.

Compensation Philosophy.    The Company’s executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious management. In executing its compensation policy, the Company has three objectives: (i) to align the interests of its executive officers with the interests of the Company’s stockholders by basing a significant portion of an executive’s compensation on the Company’s performance, (ii) to attract and retain highly talented and productive executives, and (iii) to provide incentives for superior performance by the Company’s executives. To achieve these objectives, the Compensation Committee has designed a program that consists of base salary, short-term incentive compensation in the form of a cash bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company’s employees.

Base Salary.    In setting the annual base salaries for the Company’s executives, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of the Company, and adjusts such amounts to reflect individual performance. The Company regularly compares the salary levels of its executive officers with other leading companies in related industries through reviews of survey and other market data with a view toward setting compensation of its executives at comparable levels offered by other companies in these industries. However, while compensation surveys are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. This is particularly the case when the Company seeks to attract and hire executive personnel from outside the Company, where the Company must directly address the market rate for compensation of highly qualified people. The Compensation Committee therefore applies judgment in reconciling the program’s objectives with the realities of retaining valued employees.

Increases in annual base salary are based on a review and evaluation of the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on the Company, the skills and experience required for the job and the compensation level necessary to attract and retain key executives. The Compensation Committee also compares these elements with similar elements for other executives both inside and outside the Company.

Cash Bonus.    Cash bonuses are tied directly to the Company’s achievement of its goals and objectives and the contribution of the executive to such achievements. The Company first began to utilize a cash bonus program in February 2000, and substantially revised its criteria in April 2001. Under the revised cash bonus program, the Company will pay to each of the executive officers, on a quarterly basis, a percentage of their annual base salaries if the Company achieves selected financial and operational targets for the quarter.

Equity Ownership.    Executive officer compensation includes long-term incentives in the form of options to purchase shares of Common Stock. Stock option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in the Company and link a meaningful portion of the executives’ compensation to the performance of the Company’s Common Stock.

The number of shares of Common Stock subject to stock option grants is generally intended to reflect the significance of the executive’s current and anticipated contributions to the Company. In determining the number and terms of options to grant an executive, the Compensation Committee primarily considers the executive’s past performance and the degree to which an incentive for long-term performance would benefit the Company.

The Company’s stock programs include long vesting periods to optimize the retention value of these options and to orient the interests of the Company’s executive officers to longer-term success. Generally, stock options granted upon the commencement of employment vest as follows: 25% upon the first anniversary of the date of grant and approximately 6.25% each quarter thereafter over three years. Stock options granted in subsequent years vest over four years, in equal quarterly installments, beginning with the first quarter subsequent to the grant. In either case, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards.

Although the Compensation Committee has discretion regarding the exercise price of any option, to date the exercise price of options granted by the Company has always been set at 100% of the fair market value of the stock on the grant date. The value realizable from exercisable options is dependent upon the extent to which the Company’s performance is reflected in the price of the Company’s Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule and not by the Compensation Committee.

Chief Executive Officer Compensation.    The Compensation Committee has set Mr. Curtis’s total annual compensation, including compensation derived from the Company’s cash bonus and stock option programs, at a level it believed to be competitive with the chief executive officers of similarly capitalized companies, at similar stages of development, in related markets. The Compensation Committee believes that the compensation of the Chief Executive Officer is consistent with the Company’s general policies concerning executive compensation and is appropriate in light of the Company’s financial objectives and performance. Mr. Curtis, in his capacity as Chief Executive Officer and President, was eligible to participate in the same executive compensation program available to the Company’s other senior executives.

During Fiscal 2002, Mr. Curtis’s annual base salary was $200,000. For Fiscal 2002, Mr. Curtis was also awarded quarterly bonuses totaling $97,771 which was based, in part, upon attainment of the Company’s revenue and financial objectives.

During Fiscal 2002, under the leadership of Mr. Curtis as Chief Executive Officer, the Company increased revenue each quarter, began its expansion in the growing server appliance market by executing a major OEM and several ISV agreements, broadened its management team, and continued to reduce its utilization of cash.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure its stock option grants in a manner that complies prospectively with these performance-based requirements.

COMPENSATION COMMITTEE

Lawrence A. Genovesi
Dennis A. Kirshy
Robert M. Wadsworth

Report of the Audit Committee

In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended September 30, 2002, the Audit Committee (i) reviewed and discussed the audited financial statements with the Company’s management, (ii) discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented) and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented) and discussed the independence of PricewaterhouseCoopers LLP with PricewaterhouseCoopers LLP. Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2002.

Audit Fees

For Fiscal 2002, fees for services provided by PricewaterhouseCoopers LLP were as follows:

Annual Audit	$131,500
Financial information systems design and implementation	—
All other fees (1)	11,400

Total	$142,900

(1)
Comprising (i) $8,000 in fees relating to the Company’s preparation and filing of a registration statement on Form S-3 in February 2002 and (ii) $3,400 in assistance in the dissolution of international entities and tax return preparation services.

The Audit Committee considered and determined that the provision of non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining the firm’s independence.

AUDIT COMMITTEE

John A. Blaeser
Fontaine K. Richardson
Frank M. Polestra

Comparative Stock Performance

The following graph compares the cumulative total return to holders of the Company’s Common Stock for the period from July 13, 2000, the date the Company’s Common Stock was first traded on the NASDAQ National Market, through September 30, 2002 with the cumulative total return over such period of the NASDAQ Stock Market (U.S.) Index, the JP Morgan H&Q Technology Index and the RDG Technology Composite.

The graph assumes the investment of $100 in the Company’s Common Stock (at the initial public offering price) and in each of such indices (and the reinvestment of all dividends). The performance shown is not necessarily indicative of future performance.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the Report of the Compensation Committee and the Comparison of Cumulative Total Return graph shall not be deemed to be incorporated by reference into any such filings.

Certain Relationships and Related Party Transactions

In January 2001, the Company entered into a series of related agreements with Lawrence A. Genovesi, currently Chairman of the Board and formerly President, Chief Executive Officer and Chief Technology Officer of the Company. These agreements were entered into to avoid significant sales of the Company’s stock by Mr. Genovesi as a result of a margin call on a personal loan collateralized by Mr. Genovesi’s holdings of the Company’s Common Stock. The Company guaranteed a personal loan obtained by Mr. Genovesi from a financial institution (the “Bank”) through a deposit of $1,051,850 of the Company’s cash with the Bank (the “Guarantee”). In January 2002, the Company extended the Guarantee period through January 2003. Mr. Genovesi and the Company also entered into an agreement whereby Mr. Genovesi agreed to reimburse the Company for any obligations incurred by the Company under the Guarantee (the “Reimbursement Agreement”). Any unpaid balances under the Reimbursement Agreement bear interest at a rate of 10% per annum. In the event of a default under the Reimbursement Agreement by Mr. Genovesi, the Company has the right to apply any and all compensation due to Mr. Genovesi against all of Mr. Genovesi’s obligations outstanding under the Reimbursement Agreement. On January 6, 2003, pursuant to the Guarantee, the Bank applied $968,595.62 of the Company’s cash deposit to the repayment of Mr. Genovesi’s personal loan. On January 27, 2003, Mr. Genovesi repaid the Company $974,168 to satisfy his obligations under the Reimbursement Agreement. Of that amount, $456,276 was paid in cash and $517,892 was paid with the proceeds from the repurchase by the Company of 391,128 shares of the Company’s Common Stock owned by Mr. Genovesi.

The Company and Mr. Genovesi had previously, in November 1999, entered into a recourse note (the “Recourse Note”) in the principal amount of $90,000, bearing interest at an annual rate of 6.08% and payable upon the earlier of demand by the Company or November 18, 2004. In addition, in January 2001, Mr. Genovesi executed a revolving promissory note of up to $210,000 (the “Note”) in favor of the Company. The Note bears interest at a rate of 5.9% per annum and is due and payable in full upon the earlier of January 9, 2002 or 30 days following the date Mr. Genovesi ceased to be an employee of the Company. In November 2001, the Company repurchased 234,822 shares of the Company’s Common Stock from Mr. Genovesi for $225,195 in a private transaction. The purchase price was determined based on the average closing price of the Company’s Common Stock over the ten trading days prior to the purchase date. Mr. Genovesi used the proceeds to pay off all amounts outstanding under the Note, to pay down $62,313, including accrued interest, of the Recourse Note and to pay taxes incurred in connection with the Company’s repurchase of its common stock from Mr. Genovesi. At December 31, 2002, $22,500 remained outstanding under the Recourse Note, which was repaid by Mr. Genovesi on January 27, 2003 with the proceeds from the repurchase by the Company of 17,070 shares of the Company’s Common Stock owned by Mr. Genovesi.

In conjunction with the Guarantee, the Reimbursement Agreement and the Note, the Company and Mr. Genovesi entered into a pledge agreement whereby Mr. Genovesi pledged to the Company all shares of the Company’s Common Stock owned by Mr. Genovesi as of the date of the agreement or subsequently acquired, and all options and other rights to acquire shares of the Company’s Common Stock owned by Mr. Genovesi as of the date of the agreement or subsequently acquired (collectively the “Pledged Securities”). Additionally, Mr. Genovesi pledged to the Company all additional securities or other consideration from time to time acquired by Mr. Genovesi in substitution for, or in respect of, the Pledged Securities. If Mr. Genovesi elects to sell any additional Pledged Securities during the term of the agreement, all proceeds of such sale will be applied to any amounts payable under the Reimbursement Agreement. In addition to the Pledged Securities, the obligations of Mr. Genovesi under the Reimbursement Agreement are collateralized by a second mortgage on certain real property owned by Mr. Genovesi. As stated above, on January 27, 2003, Mr. Genovesi satisfied his obligations in full under each of the Guarantee, the Reimbursement Agreement, the Recourse Note and pledge agreement.

In April 2001, the Company entered into full recourse loan agreements (the “Loan Agreements”) with Douglas G. Bryant, the Company’s Vice President of Administration, Chief Financial Officer, Treasurer and Secretary, Timothy J. Dalton, who was then the Company’s Vice President of Manufacturing, and Rene E. Thibault, who was then the Company’s Vice President of Sales, in the amounts of $153,068, $73,928 and $300,000 respectively. These loan agreements were entered into to avoid substantial sales of the Company’s Common Stock by these employees and executive officers as a result of alternative minimum tax obligations incurred by these employees and executive officers relating to their exercise of options to purchase shares of the Company’s Common Stock. Outstanding amounts under the Loan Agreements accrued interest at a rate of 4.63% per annum and were due and payable in full upon the earlier of one year from the date of each individual agreement or thirty days after termination of employment with the Company, unless termination is involuntary and without cause. In January 2002, the Company extended the due dates of the loans to Messrs. Bryant and Dalton to July 2002 and in March 2002, the Company extended the due date of the loan to Mr. Thibault to July 2002. Subsequently in early July 2002, the Company extended the due dates of each of the loans to September 2002. In conjunction with the Loan Agreements, each employee and executive officer pledged all shares of capital stock of the Company then owned or acquired in the future (the “Pledged Stock”) and any distributions on the Pledged Stock or proceeds from their sale. Amounts due under these Loan Agreements were included in the balance sheet as notes receivable from stockholders. Mr. Bryant and Mr. Dalton repaid the loans to them, with interest, in full, in September 2002. Mr. Thibault repaid his loan, with interest, in full, in January 2003.

On December 27, 2002, the Company completed its acquisition of TidalWire Inc. The acquisition was completed pursuant to an Agreement and Plan of Merger, dated as of November 11, 2002, by and among the Company, Ninja Acquisition Corp., a wholly owned subsidiary of the Company, and TidalWire. Upon consummation of the transactions contemplated by the merger agreement, Ninja Acquisition Corp. was merged with and into TidalWire, whereby TidalWire became a wholly owned subsidiary of the Company.

Under the terms of the merger agreement each outstanding share of TidalWire common stock, $0.01 par value per share, held by certain stockholders of TidalWire (the “TidalWire Cash Stockholders”) as of the effective date of the merger was converted into the right to receive $1.6897 in cash without interest and subject to certain adjustments, and each share of TidalWire common stock held by the stockholders of TidalWire other than the TidalWire Cash Stockholders (the “TidalWire Key Stockholders”) as of the effective date of the merger was converted into the right to receive $1.18279 in cash without interest, subject to certain adjustments, and .49215 shares of the Company’s Common Stock. As a result, the Company made a net cash payment of approximately $9,320,000, net of repayments of stockholder notes receivable of approximately $590,000. An aggregate of

3,331,043 shares of the Company’s Common Stock were issued in connection with the merger with an aggregate value of approximately $3,331,000, representing approximately 9.8% of the issued and outstanding shares of the Company’s Common Stock. Additionally, all outstanding TidalWire options as of the effective date of the merger were converted into options to purchase an aggregate of approximately 1,035,033 shares of the Company’s Common Stock and the Company assumed approximately $1,878,000 outstanding under TidalWire’s working capital line of credit, which was repaid in full by the Company on December 27, 2002.

The Company’s Board of Directors was aware that Ascent Venture Partners and HarbourVest Partners both had partners on the boards of directors of the Company (Frank M. Polestra and Robert M. Wadsworth, respectively) and TidalWire (C. Walter Dick and Robert M. Wadsworth, respectively) and each had significant shareholdings in both companies. Because of this potential conflict of interest a special committee of the Company’s Board of Directors, comprised solely of directors with no affiliation with TidalWire, was formed to review all matters related to the acquisition of TidalWire. The members of the Merger Special Committee were Messrs. Blaeser, Kirshy, Genovesi and, subsequently, Mr. Richardson after he was elected to the Company’s Board of Directors in October 2002. The terms of the merger agreement, including the amount of consideration paid by the Company, were determined pursuant to arm’s-length negotiations.

The Merger Special Committee unanimously determined that the terms of the merger agreement were fair and advisable and in the best interest of the Company and its stockholders and recommended to the Company’s Board of Directors that it approve the merger agreement with TidalWire. The merger agreement was approved by the Company’s Board of Directors. The Company’s stockholders approved the issuance of the Company’s Common Stock to certain stockholders of TidalWire in connection with the merger, as required under rule 4350(i)(l)(c)(i) of the NASD rules relating to the NASDAQ National Market.

Pursuant to the aforementioned terms of the merger agreement, Ascent Venture Partners, a stockholder of the Company, received $1,144,615 and 480,706 shares of the Company’s Common Stock and HarbourVest Partners, a stockholder of the Company, received $2,205,828 and 926,386 shares of the Company’s Common Stock in consideration for their shares of TidalWire common stock.

On September 20, 2001, the Company entered into a sales contract with Network Intelligence Corporation (at that time, Network Intelligence Corporation was named Open Systems Corporation). In Fiscal 2002, the Company received approximately $821,000 in revenue (or approximately 5.7 of the Company’s consolidated gross revenue) for products sold to Network Intelligence Corporation pursuant to the terms of the contract and the Company intends to continue its sales contract with Network Intelligence Corporation in Fiscal 2003. Mr. Frank M. Polestra, a current director of the Company, is a Managing Director of Ascent Venture Partners III, L.P. Ascent Venture Partners III, L.P., a significant stockholder of the Company (see “Security Ownership of Certain Beneficial Owners and Management”), owns approximately 13% of the outstanding capital stock of Network Intelligence Corporation. The terms of the contract between the Company and Network Intelligence Corporation were determined pursuant to arm’s length negotiations and are similar to those offered by the Company to its other customers.

Employment Contracts, Termination of Employment and Change-in-Control

On March 21, 2001, the Company entered into an employment agreement with John H. Curtis. Under the employment agreement, Mr. Curtis will serve as Chief Executive Officer and President (or in such other position as the Board may determine) and the Company will support his election to become a member of its Board.

During Fiscal 2002, Mr. Curtis received a base salary of $200,000. This base salary is subject to annual adjustment by the Board. Mr. Curtis is also eligible to receive a bonus of up to $100,000 per year. This bonus is based upon performance targets mutually agreed upon by the Company and Mr. Curtis. During Fiscal 2002, Mr. Curtis’s bonus was $97,771. Additionally, the employment agreement entitles Mr. Curtis to participate in all bonus and benefit programs the Company makes available to its employees and provides that he be granted options to purchase 525,225 shares of the Company’s Common Stock subject to vesting as determined by the Board.

Mr. Curtis’s employment is at will and may be terminated by him or the Company upon thirty (30) days prior written days notice. For a period of two years after termination or cessation of his employment for any reason, Mr. Curtis may not directly or indirectly compete with the Company. If the Company terminates Mr. Curtis’s employment for Cause, Death or Disability (each as defined in the employment agreement), he will receive the compensation and benefits payable to him through the last day of his employment. If Mr. Curtis’s employment with the Company is terminated by the Company Without Cause (as defined in the retention agreement below) or by Mr. Curtis for Good Reason (as defined in the retention agreement below), then he will receive the amounts as set forth in the executive retention agreement entered into by Mr. Curtis and the Company on April 12, 2002, which is described below.

The Company entered into retention agreements with Mr. Curtis, Mr. Bryant and Mr. Riley, in April 2002, November 2001 and July 2002, respectively, in order to reinforce and encourage their continued employment with and dedication to the Company by providing for acceleration of vesting of options and restricted stock and a six-month severance period in certain circumstances. Each retention agreement provides for full acceleration of all restricted stock and unvested options in the event the Company terminates the employee’s employment Without Cause (as defined), or the employee terminates employment for Good Reason (as defined), if such termination occurs prior to or concurrent with a Change in Control of the Company (as defined) or an Acquisition Event (as defined). Alternatively, if employment is terminated by the Company in the absence of a Change in Control or an Acquisition Event, all restricted stock and/or unvested options will vest as if the employee were employed for a period of six months after such termination and all outstanding options will be exercisable for up to six months after the termination date.

Further, the retention agreements provide for certain severance payments in the event of termination of employment. If the Company terminates the employee Without Cause or the employee terminates employment for Good Reason, the employee will receive: (1) a lump sum payment of any payments due to such employee plus six months salary (or in the case of Mr. Curtis’ retention agreement, one-half of his highest base salary during the three year period prior to the execution of the retention agreement), (2) continued benefits for a period of six months, and (3) in the event such termination follows or accompanies a Change in Control of the Company, an additional lump sum payment of a pro-rated bonus for the current fiscal year and one-half of the highest bonus received by such employee in the prior three years.

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Company’s Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the Company’s financial statements for the year ending September 30, 2003. PricewaterhouseCoopers LLP has audited the financial statements of the Company for each fiscal year since the Company’s inception. The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting is necessary to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Board Recommendation

The Company’s Board of Directors believes that the selection of PricewaterhouseCoopers LLP as independent auditors for the year ending September 30, 2003 is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

OTHER MATTERS

The Company’s Board of Directors does not know of any other matters that may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SOLICITATION OF PROXIES

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s Board of Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

REVOCATION OF PROXY

Subject to the terms and conditions set forth herein, all proxies received by the Company will be effective, notwithstanding any transfer of the shares to which such proxies relate, unless at or prior to the Meeting the Company receives a written notice of revocation signed by the person who, as of the record date, was the registered holder of such shares, or by giving to the Secretary of the Company a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the Meeting and voting in person. A notice of revocation must indicate the certificate number and numbers of shares to which such revocation relates and the aggregate number of shares represented by such certificate(s).

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2004 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2004 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than October 8, 2003 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

In addition, the Company’s by-laws require that the Company be given advance notice of stockholder nominations for election to the Company’s Board of Directors and of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in the Company’s proxy statement in accordance with Rule 14a-8). Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 60 days nor more than 90 days prior to such meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.

THE COMPANY’S BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

By order of the Board of Directors,

/s/ John H. Curtis

John H. Curtis
President and Chief Executive Officer

Canton, Massachusetts
February 6, 2003

P R O X Y

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints John H. Curtis, Douglas G. Bryant and Philip P. Rossetti, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NETWORK ENGINES, INC. (the “Company”) held of record by the undersigned on January 17, 2003 at the Annual Meeting of Stockholders to be held on March 12, 2003 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

NETWORK ENGINES, INC.
C/O EQUISERVE
P.O. BOX 9398
BOSTON, MA 02205-9398

Dear Stockholder:

Please take note of the important information enclosed with this proxy. There are issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

NETWORK ENGINES, INC.

☒  Please mark votes as in this example.

1. Election of Directors.
Nominee: (01) John A. Blaeser
Nominee: (02) Lawrence A. Genovesi
Nominee: (03) Robert M. Wadsworth

FOR ALL NOMINEES  ☐    WITHHELD FROM ALL NOMINEES  ☐

☐  ____________________
For all nominees, except as written above

2. Ratify the appointment of PricewaterhouseCoopers LLP as Independent Accountants.

FOR  ☐    AGAINST  ☐    ABSTAIN  ☐

3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:	Signature:	Date: